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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

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[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                                 PROVANT, INC.
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               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Tuesday June 19, 2001 8:30 am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Increases Representation from 11.4% to 13.6%

NEW YORK-- June 19, 2001

The Provant Committee to Restore Shareholder Value (the "Committee"), a group of long-term shareholders of Provant Inc. (NASDAQ: POVT), announced today that it has made its initial filing on Schedule 13D with members beneficially owning 13.6% of Provant's common stock, up from the 11.4% (as calculated according to the SEC definition of beneficial ownership) that the Committee represented when it announced its formation on June 11, 2001. The Committee has come together as a result of the Company's deteriorating operating performance and financial condition, and the resulting precipitous decline of shareholder value. Between the announcement of the current CEO's appointment on March 22, 2000 and the last trading day prior to the announcement of the Committee's formation, Provant's stock price declined almost 70%. The Committee intends, among other things, to propose an alternative slate of directors and to appoint a new corporate management team.

A spokesperson for the Committee said, "The Committee continues to receive expressions of interest in joining the Committee from additional Provant shareholders. Together with the existing members, such an aggregation might trigger the application of the Company's poison pill and thus the Committee was compelled to decline at this time inclusion of such additional shareholders. The Committee has today sent to Mr. John R. Murphy, Chairman of the Board of Provant, a letter petitioning the current Board of Directors to waive the application of the poison pill in this instance, thereby allowing Provant shareholders to exercise the most basic of their shareholder rights."

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A filed by the Committee with the SEC on June 19, 2001.

The Committee will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

For further information regarding this press release, please call the Committee's financial advisor, Epic Partners at (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Mergers and Acquisition Group at a major Wall Street investment banking firm.